Exhibit 99.1

Media Inquiries:	Investor Inquiries:
Lynn Newman	Matt Booher
908-953-8692 (office)	908-953-7500 (office)
908-672-1321 (mobile	mbooher@avaya.com
lynnnewman@avaya.com

FOR IMMEDIATE RELEASE: TUESDAY, SEPTEMBER 26, 2006

Philip Odeen Elected Non-Executive Chairman of the Board of Avaya Inc.

Basking Ridge, N.J. — Avaya Inc. (NYSE:AV), a leading global provider of business communications applications, systems and services, today announced that its board elected Philip A. Odeen non-executive Chairman effective October 1, 2006.

Odeen joined Avaya’s board in 2002 and is its Lead Director and Chairman of its Compensation Committee.  He also serves on the board of directors of The AES Corporation, Convergys Corporation, and Northrop Grumman Corporation, and is the non-executive chairman of The Reynolds and Reynolds Company.

He was formerly the chairman of TRW Inc. and chief executive officer of BDM International Inc., an information technology firm acquired by TRW.  Prior to joining BDM, Odeen was vice chairman, management consulting services, at Coopers & Lybrand.  He also served in senior positions with the Office of the Secretary of Defense and the National Security Council staff.

He is a member of the Chief of Naval Operations Executive Panel and a Fellow of the National Academy of Public Administration.  Odeen chairs the Henry M. Jackson Foundation and is active in civic and charitable organizations.

Odeen graduated with a B.A. in government from the University of South Dakota and an M.S. in political science from the University of Wisconsin.

About Avaya

Avaya Inc. designs, builds and manages communications networks for more than one million businesses worldwide, including more than 90 percent of the FORTUNE 500®. Focused on businesses large to small, Avaya is a world leader in secure and reliable Internet Protocol telephony systems and communications software applications and services.

Driving the convergence of voice and data communications with business applications — and distinguished by comprehensive worldwide services — Avaya helps customers leverage existing and new networks to achieve superior business results.  For more information visit the Avaya website: http://www.avaya.com.